          CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

                   OFFER TO PURCHASE FOR CASH
               ANY AND ALL OUTSTANDING SHARES OF
          THE FOLLOWING SERIES OF ITS PREFERRED STOCK
---------------------------------------------------------------
---------------------------------------------------------------

 TITLE OF SERIES OF PREFERRED      OUTSTANDING    PURCHASE PRICE
                                     SHARES         (per share)

$5 Cumulative Preferred Stock      1,915,319            $77.55
   (no par value)

Cumulative Preferred Stock
   ($100 par value)
 -   5 3/4%  Series A                600,000            $91.30
 -   5 1/4%  Series B                750,000            $83.60
 -   4.65 %  Series C                600,000            $80.65
 -   4.65 %  Series D                750,000            $80.65
 -   7.20 %  Series I                500,000            $105.04
 -   6 1/8%  Series J                500,000            $101.75

---------------------------------------------------------------
---------------------------------------------------------------

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 27, 1996, UNLESS THE
OFFER IS EXTENDED.

     Consolidated Edison Company of New York, Inc., a New York corporation ("Con Edison"), invites the holders of each series of Con Edison preferred stock listed above (each a "Series of Preferred") to tender any and all of their shares of a Series of Preferred ("Shares") for purchase at the purchase price per share listed above for the Shares tendered, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal for the Series of Preferred tendered. As to each Series of Preferred, this Offer to Purchase, together with the applicable Letter of Transmittal, constitutes the "Offer." Con Edison will purchase all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. See "Terms of the Offer -- Extension; Termination; Amendments, and -- Certain Conditions of the Offer."

     THE OFFER FOR A SERIES OF PREFERRED IS INDEPENDENT OF THE
OFFER FOR ANY OTHER SERIES OF PREFERRED.

                             IMPORTANT

     Any shareholder desiring to tender all or any portion of his or her Shares should either (1) complete and sign the applicable Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary, and either deliver the certificates for Shares to the Depositary along with the Letter of Transmittal or deliver such Shares pursuant to the procedure for book-entry transfer set forth in "Terms of the Offer--Procedure for Tendering Shares" herein or (2) request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction for him or her. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if he or she desires to tender such Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Shares by following the procedures for guaranteed delivery set forth in "Terms of the Offer--Procedure for Tendering Shares" herein.

     EACH SERIES OF PREFERRED HAS ITS OWN LETTER OF TRANSMITTAL,
AND ONLY THE APPLICABLE LETTER OF TRANSMITTAL FOR A PARTICULAR
SERIES OR A NOTICE OF GUARANTEED DELIVERY MAY BE USED TO TENDER
SHARES OF SUCH SERIES.

     Con Edison will, as provided in Instruction 10 of the Letter of Transmittal, pay to any Soliciting Dealer a solicitation fee of $1.50 per share (except that for transactions for beneficial owners equal to or exceeding 5,000 shares of a particular Series of Preferred, Con Edison will pay a solicitation fee of $1.25 per share) for any Shares tendered, accepted for payment and paid pursuant to the Offer.

     NEITHER CON EDISON, ITS BOARD OF TRUSTEES NOR ANY OF ITS OFFICERS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     Con Edison's $5 Cumulative Preferred Stock (no par value) (the "$5 Preferred") and Cumulative Preferred Stock ($100 par value), 4.65 % Series C (the "Series C Preferred") are listed and traded on the New York Stock Exchange. There is no established trading market for any of the other Series of Preferred. As of the close of business on January 26, 1996, (the last trading day prior to the commencement of the Offer), the
last reported sale price on  the   New York Stock Exchange was
$71 1/8 for the $5 Preferred (on January 26, 1996) and $67 for the Series C Preferred (on January 22, 1996). Shareholders are urged to obtain a current market quotation, if available, for their Shares.

     Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal for a Series of Preferred or other tender offer materials may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                           _______________

             The Dealer Managers for the Offer are:

LEHMAN BROTHERS                            SMITH BARNEY INC.
                           _______________

     The date of this Offer to Purchase is January 29, 1996.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF CON EDISON AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CON EDISON.

                        TABLE OF CONTENTS


                                                      PAGE
                                                      ----
SUMMARY                                                 3
INTRODUCTION                                            6
TERMS OF THE OFFER                                      7
     Number of Shares; Purchase Price; Expiration
       Date; Receipt of Dividend                        7
     Procedure for Tendering Shares                     7
     Withdrawal Rights                                  9
     Acceptance for Payment of Shares and Payment of
       Purchase Price                                  10
     Certain Conditions of the Offer                   10
     Extension; Termination; Amendments                12
PRICE RANGE OF SHARES; DIVIDENDS                       13
PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER     13
SOURCE AND AMOUNT OF FUNDS                             15
TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES      15
CERTAIN FEDERAL INCOME TAX CONSEQUENCES                15
FEES AND EXPENSES                                      18
CERTAIN INFORMATION CONCERNING CON EDISON              19
ADDITIONAL INFORMATION                                 19
MISCELLANEOUS                                          19

                              SUMMARY

     This general summary is provided solely for the convenience of holders of Shares and is qualified in its entirety by reference to the full text and more specific details contained in this Offer to Purchase and the applicable Letter of Transmittal and any amendments hereto and thereto.

Con Edison..............     Consolidated Edison Company
                             of New York, Inc.

The Shares...............    Shares of the Series of Preferred
                             listed on the front cover of this
                             Offer to Purchase.

Number of Shares Sought..    Any and all of each Series of
                             Preferred.

Purchase Price...........    The purchase price per share
                             listed on the front cover of this
                             Offer to Purchase which is
                             applicable to the Shares tendered,
                             net to the seller in cash.
                             See "Price Range of Shares;
                             Dividends."

Expiration Date..........    Tuesday, February 27, 1996 at 5:00
                             P.M., New York City time, unless
                             extended.

How to Tender Shares.....    See "Terms of the Offer -- Procedure
                             for Tendering Shares." For further
                             information, call the Information
                             Agent or the Dealer Managers or
                             consult your broker for assistance.

Withdrawal Rights........    Tendered Shares of any Series of
                             Preferred may be withdrawn at any
                             time until the Expiration Date of
                             the Offer with respect to such
                             Series of Preferred and, unless
                             accepted for payment prior thereto,
                             may be withdrawn after Monday,
                             March 25, 1996. See "Terms of the
                             Offer -- Withdrawal Rights."

Purpose of Offer.........    Con Edison is making the Offer
                             because it believes that it would be
                             economically attractive to Con
                             Edison to purchase the Shares.
                             In addition, the Offer provides
                             shareholders an opportunity
                             to sell their Shares without the
                             usual transaction costs associated
                             with a market sale.  See "Purpose of
                             the Offer; Certain Effects of the
                             Offer."

Market Price of Shares...    The last reported sale price on the
                             New York Stock Exchange for each of
                             the $5 Preferred and the Series C
                             Preferred is shown on the front
                             cover of this Offer to Purchase.
                             There is no established trading
                             market for the other Series of
                             Preferred.  See "Price Range of
                             Shares; Dividends."

Dividends................   Con Edison has declared the regular
                            quarterly dividend for each Series of
                            Preferred to be paid on February 1,
                            1996 to holders of record as of
                            the close of business on January 10,
                            1996 (the "February 1996 Dividend").
                            A tender of Shares pursuant to the
                            Offer will not deprive a shareholder
                            of his or her right to receive the
                            February 1996 Dividend regardless of
                            when such tender is made. Holders of
                            Shares tendered into and purchased
                            pursuant to the Offer will not be
                            entitled to any dividends in respect
                            of any later dividend periods (or any
                            portion thereof). The Company expects
                            to pay the next regular quarterly
                            dividend for each Series of Preferred
                            on May 1, 1996 to holders of record
                            as of the close of business on a date
                            determined by Con Edison's Board of
                            Trustees. See "Price Range of Shares;
                            Dividends."

Brokerage Commissions....   Not payable by shareholders.
                            Con Edison will pay the solicitation
                            fee described on the front cover of
                            this Offer to Purchase to the broker,
                            dealer, commercial bank or trust
                            company, if any, designated by the
                            holder tendering Shares.

Stock Transfer Tax.......   None, except as provided in
                            Instruction 6 of the Letter of
                            Transmittal.

Payment Date.............   As soon as practicable after the
                            Expiration Date of the Offer. See
                            "Terms of the Offer -- Extension;
                            Termination; Amendments, and --
                            Certain Conditions of the Offer".

Further Information......   Additional copies of this Offer to
                            Purchase and the Letters of
                            Transmittal may be obtained from
                            D.F. King & Co., Inc., 77 Water
                            Street, New York, New York 10005,
                            telephone 800-549-6650 (toll free)
                            or 212-269-5550 (collect). Questions
                            about the Offer should be directed
                            to Lehman Brothers at 800-438-3242
                            or to Smith Barney Inc. at
                            800-655-4811.

SELECTED FINANCIAL INFORMATION

============================================================================================================
                            Twelve Months Ended                       Year Ended December 31,
(Dollars in Millions)       September 30, 1995         1994       1993       1992       1991       1990
------------------------------------------------------------------------------------------------------------
Operating revenues             $ 6,469.8            $ 6,373.1  $ 6,265.4  $ 5,932.9  $ 5,873.1  $ 5,738.9
Fuel                               500.0                567.8      605.2      710.3      879.4      997.6
Purchased power                  1,050.9                787.5      812.6      606.8      561.2      437.4
Gas purchased for resale           246.6                341.2      289.7      245.2      223.4      254.2
Operating income                 1,043.5              1,036.2      951.1      880.4      813.1      800.8
Net income for common stock        693.0                698.7      622.9      567.7      530.1      534.4
Total assets                    14,030.2             13,728.4   13,257.4    11,596.1   11,107.9   10,685.6
Long-term obligations
  Long-term debt                 4,020.3               4,030.5    3,643.9    3,493.6    3,364.8    3,312.7
  Capitalized leases                45.9                  47.8       50.4       52.9       55.5       58.0
  Preferred stock subject to
    mandatory redemption           100.0                 100.0      100.0      100.0       41.3       43.5
Common shareholders' equity      5,538.2               5,313.0    5,068.5    4,886.9    4,608.3    4,502.1

Earnings per common share         $2.95                 $2.98      $2.66      $2.46      $2.32      $2.34
Average common shares
  outstanding (millions)          234.9                  234.8      234.0      231.1      228.3      228.2

Ratio of earnings to fixed charges  4.32                 4.58       4.19       3.93       3.73       4.07


CAPITALIZATION

                            As of September 30, 1995 (Unaudited)
                            Actual   Ratio     Adjusted(a)  Ratio

                                  (Dollars in Millions)

Long-term Debt           $ 4,020.2    39.4%     $4,255.2    41.9%
Preferred Stock              640.0     6.3         365.0     3.6
Common Equity              5,538.2    54.3       5,538.2    54.5
  Total Capitalization   $10,198.4   100.0%    $10,158.4   100.0%


____________________
(a) Adjusted to reflect the assumed purchase pursuant to the Offer of $275 million of Con Edison preferred stock and the assumed issuance of $235 million aggregate principal amount of subordinated debentures to fund the purchase. See "Source and Amount of Funds." The State of New York Public Service Commission has conditioned its approval of this refunding transaction on Con Edison taking certain actions to offset the increase to common equity that would otherwise result from the refunding. See "Terms of the Offer -- Certain Conditions of the Offer."

RECENT DEVELOPMENTS

     On January 23, 1996, Con Edison announced unaudited net income for common stock in 1995 of $688.3 million compared with $698.7 million in 1994. For the quarter ended December 31, 1995, unaudited net income for common stock was $104.2 million compared with $109.0 million in the corresponding 1994 period.

                          INTRODUCTION

     Con Edison invites the holders of the Series of Preferred listed on the front cover of this Offer to Purchase to tender any and all of their Shares for purchase at the purchase price per share listed on the front cover of this Offer to Purchase which is applicable to the Shares tendered, net to the seller in cash, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal for the Series of Preferred tendered. As to each Series of Preferred, this Offer to Purchase, together with the applicable Letter of Transmittal, constitutes the "Offer." See "Terms of the Offer -- Extension; Termination; Amendments, and -- Certain Conditions of the Offer."

     THE OFFER FOR SHARES OF A SERIES OF PREFERRED IS INDEPENDENT
OF THE OFFER FOR SHARES OF ANY OTHER SERIES OF PREFERRED.

     NEITHER CON EDISON, ITS BOARD OF TRUSTEES NOR ANY OF ITS OFFICERS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     EACH SERIES OF PREFERRED HAS ITS OWN LETTER OF TRANSMITTAL,
AND ONLY THE APPLICABLE LETTER OF TRANSMITTAL FOR A PARTICULAR
SERIES OR A NOTICE OF GUARANTEED DELIVERY MAY BE USED TO TENDER
SHARES OF SUCH SERIES.

     The $5 Preferred and the Series C Preferred are listed and traded on the New York Stock Exchange under the symbols "EDPrA" and "EDPrC," respectively. There is no established trading market for any of the other Series of Preferred. The last reported sale price on the New York Stock Exchange, as of the close of business on January 26, 1996, for each of the $5 Preferred and the Series C Preferred is shown on the front cover of this Offer to Purchase. Shareholders are urged to obtain a current market quotation, if available, for their Shares.

     The February 1996 Dividend for each Series of Preferred has been declared and is to be paid on February 1, 1996 to holders of record as of the close of business on January 10, 1996. A tender of Shares pursuant to the Offer will not deprive any shareholder of his or her right to receive the February 1996 Dividend, regardless of when such tender is made. Holders of Shares tendered into and purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods (or any portion thereof). See "Price Range of Shares; Dividends."

     Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Instructions to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Con Edison. Con Edison will pay all charges and expenses of Lehman Brothers and Smith Barney Inc. (the "Dealer Managers"), The Chase Manhattan Bank, N.A. (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. In addition, Con Edison will pay to the Soliciting Dealer, if any, designated by the holder tendering Shares, the solicitation fee described on the front cover of this Offer to Purchase. See "Fees and Expenses." ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. See "Terms of the Offer--Procedure for Tendering Shares" and "Certain Federal Income Tax Consequences."

     Shareholders are not under any obligation to tender Shares pursuant to the Offer. The Offer does not constitute notice of redemption of any Series of Preferred pursuant to Con Edison's Restated Certificate of Incorporation, nor does Con Edison intend to effect any such redemption by making the Offer. The Offer does not constitute a waiver by Con Edison of any option it has to redeem Shares. See "Purpose of the Offer; Certain Effects of the Offer."

     Copies of this Offer to Purchase and an applicable Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on Con Edison's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of the Shares.


                     TERMS OF THE OFFER

NUMBER OF SHARES; PURCHASE PRICE; EXPIRATION DATE; RECEIPT OF
DIVIDEND

     Upon the terms and subject to the conditions described herein and in the applicable Letter of Transmittal, Con Edison will purchase any and all Shares that are validly tendered on or prior to the applicable Expiration Date (and not properly withdrawn in accordance with "Terms of the Offer--Withdrawal Rights") at the purchase price per share listed on the front cover of this Offer to Purchase which is applicable to the Shares tendered, net to the seller in cash. See "Terms of the Offer -- Extension; Termination; Amendments, and -- Certain Conditions of the Offer."

     The later of 5:00 P.M., New York City time, on February 27, 1996, or the latest time and date to which the Offer is extended with respect to any Series of Preferred, is referred to herein as the "Expiration Date." There can be no assurance that Con Edison will exercise its right to extend the Offer with respect to any Series of Preferred.

     The Offer for a Series of Preferred is independent of the Offer for any other Series of Preferred.

     The February 1996 Dividend for each Series of Preferred has been declared and is to be paid on February 1, 1996 to holders of record as of the close of business on January 10, 1996. A tender of Shares pursuant to the Offer will not deprive any shareholder of his or her right to receive the February 1996 Dividend, regardless of when such tender is made. Holders of Shares tendered into and purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods (or any portion thereof).

     No alternative, conditional or contingent tenders will be accepted.

PROCEDURE FOR TENDERING SHARES

     To tender Shares validly pursuant to the Offer, the tendering holder of Shares must either:

     (a) send to the Depositary (at one of its addresses set forth on the back cover of this Offer to Purchase) a properly completed and duly executed Letter of Transmittal for the Series of Preferred tendered or facsimile thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal, and either (i) cause certificates for the Shares to be tendered to be received by the Depositary, at one of such addresses or (ii) cause such Shares to be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary), in each case on or prior to the applicable Expiration Date; or

     (b) comply with the guaranteed delivery procedure described under "Guaranteed Delivery Procedure" below.

     The Depositary will establish an account with respect to each Series of Preferred at The Depository Trust Company, Midwest Securities Trust Company and Philadelphia Depositary Trust Company (collectively referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. Although delivery of Shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal for the Series of Preferred tendered or facsimile thereof, together with any required signature guarantees and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the applicable Expiration Date, or the tendering holder of Shares must comply with the guaranteed delivery procedure described below.

     DELIVERY OF THE APPLICABLE LETTER OF TRANSMITTAL AND ANY
OTHER REQUIRED DOCUMENTS TO ONE OF THE BOOK-ENTRY TRANSFER
FACILITIES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States which is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if
(a) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery Procedure. If a shareholder desires to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares and all other required documents to the Depositary on or prior to the applicable Expiration Date, or the procedure for book-entry transfer cannot be complied with in a timely manner, such Shares may nevertheless be tendered if all of the following conditions are met:

     (i)  such tender is made by or through an Eligible
          Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by Con Edison
          (with any required signature guarantees) is received by the Depositary as provided below on or prior to the applicable Expiration Date; and

    (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal for the Series of Preferred to be tendered (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third New York Stock Exchange trading day after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmittal or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     TO AVOID FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE PURSUANT TO THE OFFER, EACH SHAREHOLDER MUST NOTIFY THE DEPOSITARY OF SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY PROPERLY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN SHAREHOLDERS MUST SUBMIT A PROPERLY COMPLETED FORM W-8 IN ORDER TO AVOID THE APPLICABLE BACKUP WITHHOLDING; PROVIDED, HOWEVER, THAT BACKUP WITHHOLDING WILL NOT APPLY TO FOREIGN SHAREHOLDERS SUBJECT TO 30% (OR LOWER TREATY RATE) WITHHOLDING ON GROSS PAYMENTS RECEIVED PURSUANT TO THE OFFER (AS DISCUSSED UNDER "CERTAIN FEDERAL INCOME TAX CONSEQUENCES").

     EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX
ADVISOR.

     All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Con Edison, in its sole discretion, and its determination shall be final and binding. Con Edison reserves the absolute right to reject any or all tenders of Shares that (i) it determines are not in proper form or (ii) the acceptance for payment of or payment for which may, in the opinion of Con Edison's counsel, be unlawful. Con Edison also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of Con Edison, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

     Con Edison will, as provided in Instruction 10 of the Letter of Transmittal, pay the solicitation fee described on the front cover of this Offer to Purchase for any Shares tendered and accepted for payment and paid for pursuant to the Offer, covered by a Letter of Transmittal which designates, as having solicited and obtained the tender, the name of (i) any broker or dealer in securities, including the Dealer Managers in their capacity as a broker or dealer, who is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or
(iii) any bank or trust company (each of which is referred to herein as a "Soliciting Dealer"). No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No such fee shall be paid to a Soliciting Dealer with respect to Shares tendered for such Soliciting Dealer's own account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be an agent of Con Edison, the Depositary, the Information Agent or the Dealer Managers for the purposes of the Offer.

WITHDRAWAL RIGHTS

     Tenders of Shares of a Series of Preferred made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date with respect to such Series of Preferred. Thereafter, such tenders are irrevocable, except that they may be withdrawn after Monday, March 25, 1996 unless theretofore accepted for payment as provided in this Offer to Purchase. If, with respect to any Series of Preferred, Con Edison extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares of that Series of Preferred or is unable to accept for payment or pay for Shares of that Series of Preferred pursuant to the Offer for any reason, then, without prejudice to Con Edison's rights under the Offer, the Depositary may, on behalf of Con Edison, retain all Shares of that Series of Preferred tendered, and such Shares may not be withdrawn except as otherwise provided in this "Terms of the Offer--Withdrawal Rights," subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934 (the "Exchange Act"), which provides that the issuer "making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer".

     To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses or facsimile numbers set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares of each Series of Preferred to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares and the name of the registered holder (if different from the name of such account). Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in "Terms of the Offer- -Procedure for Tendering Shares" at any time prior to the applicable Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Con Edison in its sole discretion, and its determination shall be final and binding. None of Con Edison, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.


ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the Offer and as promptly as practicable after the Expiration Date with respect to a Series of Preferred, Con Edison will accept for payment and pay for Shares of that Series of Preferred validly tendered. See "Terms of the Offer--Number of Shares; Purchase Price; Expiration Date; Receipt of Dividends, -- Extension; Termination; Amendments, and -- Certain Conditions of the Offer" and "Source and Amount of Funds." Thereafter, payment for all Shares of that Series of Preferred validly tendered on or prior to the applicable Expiration Date and accepted for payment pursuant to the Offer will be made by the Depositary by check as promptly as practicable. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal for the Series of Preferred tendered or facsimile thereof, and any other required documents.

     For purposes of the Offer, Con Edison will be deemed to have accepted for payment (and thereby purchased) Shares that are validly tendered prior to the applicable Expiration Date and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares. Con Edison will pay for Shares that it has purchased pursuant to the Offer by depositing the purchase price therefor with the Depositary. The Depositary will act as agent for tendering shareholders for the purpose of receiving payment from Con Edison and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on amounts to be paid to tendering shareholders, regardless of any delay in making such payment.

     Certificates for all Shares not purchased will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with a Book-Entry Transfer Facility) as promptly as practicable, without expense to the tendering shareholder.

     Payment for Shares may be delayed in the event of difficulty in determining the number of Shares properly tendered. In addition, if certain events occur, Con Edison may not be obligated to purchase Shares pursuant to the Offer. See "Terms of the Offer--Certain Conditions of the Offer."

     Con Edison will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. If, however, payment of the purchase price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 6 to the Letter of Transmittal.


CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, Con Edison will not be required to accept for payment or pay for any Shares of a Series of Preferred tendered, and may terminate or amend the Offer with respect thereto, and may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Shares) the acceptance for payment of or payment for Shares of a Series of Preferred tendered, if any of the following shall have occurred at any time after the date of this Offer to Purchase and before payment for any Shares of a

Series of Preferred (whether or not such occurrence shall be continuing at the time of such termination, amendment or postponement):

    (a) any action or proceeding shall have been threatened, instituted, pending or taken, or approval shall have been withheld, withdrawn or abrogated, or any statute, rule, regulation, judgment, order or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Con Edison, by any legislative body, court, authority, agency or tribunal or any other person, including the Securities and Exchange Commission or the State of New York Public Service Commission (see "Source and Amount of Funds"), which, in Con Edison's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares of that Series of Preferred illegal or challenges the acquisition of such Shares or otherwise or in any manner relates to or affects the Offer, (ii) materially impair the contemplated benefits of the Offer to Con Edison or (iii) materially affect the business, condition (financial or other), income, operations or prospects of Con Edison, or otherwise materially impair in any way the contemplated future conduct of the business of Con Edison;

    (b) the State of New York Public Service Commission shall have abrogated its authorization of the issuance by Con Edison of debt securities, the proceeds from the sale of which were to be used to fund the purchase of Shares pursuant to the Offer (see "Source and Amount of Funds");

    (c) it shall have been publicly disclosed or Con Edison shall have learned that any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding common stock of Con Edison whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise;

    (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market,
(ii) any significant decline in the market price of the Shares of that Series of Preferred, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on Con Edison's business, operations, prospects or ability to obtain financing generally or the trading in the Shares of that Series of Preferred or other equity securities of Con Edison, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in Con Edison's sole judgment, might affect, the extension of credit by lending institutions in the United States,
(v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in Con Edison's sole judgment, a material acceleration or worsening thereof;

    (e) a tender or exchange offer with respect to some or all of the Shares of that Series of Preferred or other equity securities of Con Edison, or a merger, acquisition or other business combination proposal for Con Edison, shall have been proposed, announced or made by another person;

    (f) there shall have occurred any event or events that have resulted, or may in the sole judgment of Con Edison result, in an actual or threatened change in the business, condition (financial or other), income, operations, stock ownership or prospects of Con Edison and its subsidiaries;

     (g) Moody's Investors Service Inc., Standard & Poor's Corporation or Duff and Phelps Inc. shall have downgraded or withdrawn the rating accorded any securities of Con Edison, or
(ii) Moody's Investors Service Inc., Standard & Poor's Corporation or Duff and Phelps Inc. shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any securities of Con Edison; or

    (h) there shall have occurred any decline in the Standard &
Poor's Composite 500 Stock Index by an amount in excess of 15% measured from the close of business on January 26, 1996;

and, in the sole judgment of Con Edison, such event or events make it undesirable or inadvisable to proceed with the Offer with respect to such Series of Preferred or with such acceptance for payment or payment. The

Offer for a Series of Preferred is independent of the Offer for any other Series of Preferred. The consummation of the Offer for any Series of Preferred is not conditioned on the consummation of the Offer for all Series of Preferred or for any other Series of Preferred.

     The foregoing conditions are for the sole benefit of Con Edison and may be asserted by Con Edison regardless of the circumstances (including any action or inaction by Con Edison) giving rise to any such condition, and any such condition may be waived by Con Edison, in whole or in part, at any time and from time to time in its sole discretion. The failure by Con Edison at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Con Edison concerning the events described above will be final and binding on all parties.


EXTENSION; TERMINATION; AMENDMENTS

     Prior to the Expiration Date, Con Edison may, with respect to each Series of Preferred, extend the period of time during which the Offer is open or otherwise amend or modify the Offer and may terminate the Offer for any reason. There can be no assurance, however, that Con Edison will extend the Offer. During any such extension, all Shares of that Series of Preferred previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in "Terms of the Offer--Withdrawal Rights.

     After the Expiration Date, Con Edison may, with respect to each Series of Preferred, upon the occurrence of any of the conditions specified in "Terms of the Offer--Certain Conditions of the Offer" terminate the Offer and not accept for payment or pay for any Shares tendered or, subject to Rule 13e-4(f)(5) under the Exchange Act (which provides that the issuer "making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer"), postpone acceptance for payment of or payment for Shares.

     To effect any such extension, amendment, modification, termination or postponement, Con Edison shall give oral or written notice to the Depositary and make a public announcement thereof. Without limiting the manner in which Con Edison may choose to make such a public announcement, Con Edison shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer with respect to any Series of Preferred, in which case Con Edison shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date with respect to that Series of Preferred.

     If Con Edison materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Con Edison will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Under these rules, the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the Commission has stated that, in its view, an offer should remain open for a minimum of five business days from the date that a notice of such a material change is first published, sent or given. The Offer with respect to any Series of Preferred will be extended for at least ten business days from the time Con Edison publishes, sends or gives to holders of Shares of that Series of Preferred a notice that it will (a) increase or decrease the price it will pay for Shares of that Series of Preferred or the amount of the dealer's soliciting fee or (b) increase or decrease the percentage of Shares in that Series of Preferred it seeks (except that the acceptance for payment of additional Shares of a Series of Preferred not to exceed 2% of the outstanding Shares in that Series of Preferred shall not be deemed to be an increase).

              PRICE RANGE OF SHARES; DIVIDENDS

     The $5 Preferred and the Series C Preferred are listed and traded on the New York Stock Exchange under the symbols "EDPrA" and "EDPrC," respectively. There is no established trading market for any of the other Series of Preferred. The last reported sale price on the New York Stock Exchange, as of the close of business on January 26, 1996, for each of the $5 Preferred and the Series C Preferred is shown on the front cover of this Offer to Purchase.

     SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS,
IF AVAILABLE, FOR THEIR SHARES.

     The following table sets forth the high and low sales prices of the $5 Preferred and the Series C Preferred on the New York
Stock Exchange and the cash dividends paid thereon for the fiscal quarters indicated.


                             $5 PREFERRED                        SERIES C PREFERRED

                                        CASH                                    CASH
                                        DIVIDENDS                               DIVIDENDS
                         HIGH    LOW    PER SHARE                HIGH    LOW    PER SHARE
                        ------  ------  ---------               ------  ------  ---------
1994: 1st Quarter       75      68 1/2  $1.25                   71 3/4  64      $1.1625
      2nd Quarter       70      62       1.25                   64 1/2  57 1/2   1.1625
      3rd Quarter       66 1/2  62 1/4   1.25                   60      55 1/2   1.1625
      4th Quarter       64 1/4  57 1/4   1.25                   57 1/2  53       1.1625

1995: 1st Quarter       64 1/4  57 1/2   1.25                   60      53 1/2   1.1625
      2nd Quarter       66 3/8  61 5/8   1.25                   65 1/2  57       1.1625
      3rd Quarter       69 1/8  66       1.25                   68      59 1/4   1.1625
      4th Quarter       72      67 3/4   1.25                   73 5/8  64 3/4   1.1625


     Dividends for a Series of Preferred are payable when, as and if declared by Con Edison's Board of Trustees at the rate per annum included in the title of the Series of Preferred listed on the front cover of this Offer to Purchase. The February 1996 Dividend (which is a regular quarterly dividend) for each Series of Preferred has been declared and is to be paid on February 1, 1996 to holders of record as of the close of business on January 10, 1996. A tender of Shares pursuant to the Offer will not deprive any shareholder of his or her right to receive the February 1996 Dividend, regardless of when such tender is made. Holders of Shares tendered into and purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods (or any portion thereof).

         PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

     Con Edison is making the Offer because it believes that it would be economically attractive to Con Edison to purchase the Shares with funds from the issuance of its subordinated debentures, interest payments on which, unlike dividends paid on preferred stock, are deductible by Con Edison for federal income tax purposes. As described under "Source and Amount of Funds," $600 million of Con Edison debt securities, including subordinated debentures, are registered under the Securities Act of 1933 for sale by Con Edison from time to time.

     The Offer provides shareholders an opportunity to sell their Shares without the usual transaction costs associated with a market sale.

     After the consummation of the Offer, Con Edison may determine to purchase additional Shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise. Any such purchases may be on the same terms as, or on terms which are more or less favorable to holders of Shares than, the terms of the Offer. However, Rule 13e-4(f)(6) under the Exchange Act prohibits Con Edison and its affiliates from purchasing any Shares of a Series of Preferred, other than pursuant to the Offer, until at least ten business days after the Expiration Date with respect to that Series of Preferred. Any future purchases of Shares by Con Edison would depend on many factors, including the market price of the Shares, Con Edison's business and financial position, restrictions on Con Edison's ability to purchase Shares imposed by law or by New York Stock Exchange listing requirements and general economic and market conditions.

     Shareholders are not under any obligation to tender Shares pursuant to the Offer. The Offer does not constitute notice of redemption of any Series of Preferred pursuant to Con Edison's Restated Certificate of Incorporation, nor does Con Edison intend to effect any such redemption by making the Offer. The Offer does not constitute a waiver by Con Edison of any option it has to redeem Shares. In accordance with Con Edison's Restated Certificate of Incorporation, Con Edison is required to redeem its Cumulative Preferred Stock ($100 par value), 6 1/8% Series J (the "Series J Preferred") on August 1, 2002, and to redeem 25,000 Shares of its Cumulative Preferred Stock ($100 par value), 7.20% Series I (the "Series I Preferred") on May 1 of each year in the five-year period commencing with the year 2002 and to redeem the remaining Series I Shares on May 1, 2007, in each case, at a redemption price of $100 per share plus accrued dividends. In addition, each Series of Preferred, other than the Series J Preferred, is redeemable at the option of Con Edison at the following redemption prices: the $5 Preferred at $105 per share; the Series I Preferred at $105.04 per share if redeemed prior to May 1, 1996, and thereafter at prices declining annually to $100 per share after April 30, 2002 (but prior to May 1, 1997, Series I Preferred may not be redeemed with borrowed funds or proceeds from certain securities issuances having a cost to Con Edison of less than 7.20% per annum); and the other Series of Preferred at redemption prices ranging from $101 to $102 per share, in each case, plus accrued dividends.

     Each Series of Preferred ranks equally with respect to priority in payment of dividends and (to the extent of $100 per share plus accrued but unpaid dividends) in distribution of capital assets upon dissolution, liquidation or winding up of Con Edison ("Liquidation"). Before any distribution may be made to the holders of Con Edison's Cumulative Preference Stock ($100 par value) and Common Stock upon any Liquidation, the holders of the $5 Preferred will be entitled to receive, upon any Liquidation, $100 per share, and the holders of the other Series of Preferred will be entitled to receive, in case of voluntary Liquidation, an amount equal to the redemption price per share applicable on the date of the voluntary Liquidation and, in case of involuntary Liquidation, $100 per share, plus, in each case, accrued dividends. Con Edison's Certificate of Incorporation provides that the sale, conveyance, exchange or transfer of all or substantially all of Con Edison's property, or the consolidation of Con Edison with, or merger of Con Edison into, any other corporation shall not be deemed a Liquidation.

     Shares that Con Edison purchases pursuant to the Offer will be retired and cancelled, which will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the Shares not purchased in the Offer. However, Con Edison does not believe that there is a reasonable likelihood, and it is not a purpose of this Offer, that the Offer or purchases of Shares by Con Edison will either: (i) under the current published guidelines of the New York Stock Exchange, cause the $5 Preferred or the Series C Preferred to be delisted from the New York Stock Exchange, or (ii) cause any other Series of Preferred to become eligible for deregistration under the Exchange Act.

     Con Edison has no plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of Con Edison or the disposition of securities of Con Edison (other than as discussed under "Source and Amount of Funds"); (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Con Edison or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of Con Edison or any of its subsidiaries; (d) any change in the present Board of Trustees or management of Con Edison; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of Con Edison; (f) any other material change in Con Edison's corporate structure or business; (g) any change in Con Edison's Certificate of Incorporation or By-Laws or any actions which may impede the acquisition of control of Con Edison by any person; (h) a class of equity securities of Con Edison being delisted from a national securities exchange; (i) a class of equity securities of Con Edison becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or
(j) the suspension of Con Edison's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

     NEITHER CON EDISON, ITS BOARD OF TRUSTEES NOR ANY OF ITS OFFICERS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

                    SOURCE AND AMOUNT OF FUNDS

     Assuming that Con Edison purchases all outstanding Shares pursuant to the Offer, the total amount of funds required by Con Edison to purchase the Shares would be approximately $478.3 million, excluding fees and other expenses. See "Fees and Expenses." Con Edison intends to use the proceeds from the sale, promptly after the Expiration Date, of its subordinated debentures to fund the purchase of Shares pursuant to the Offer.

     $600 million of Con Edison debt securities, including subordinated debentures, are registered under the Securities Act of 1933 for sale by Con Edison from time to time. The New York State Public Service Commission has authorized the issuance of Con Edison debt securities, including subordinated debentures, to refund the Shares, subject to the Commission's right to abrogate such authorization within twenty-four hours after submission by Con Edison to it of the underwriting agreement pursuant to which such securities are to be sold and certain information relating to the terms of the securities. See "Terms of the Offer -- Certain Conditions of the Offer."

         TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES

     Based upon Con Edison's records and upon information provided to Con Edison by its Trustees and officers, neither Con Edison nor, to Con Edison's knowledge (but without Con Edison having made specific inquiry in connection with the Offer), any of its associates, subsidiaries, Trustees, officers or any associate of any such Trustee or officer owns any Shares or has engaged in any transactions involving Shares during the 40 business days preceding the date hereof. Neither Con Edison nor, to Con Edison's knowledge (but without Con Edison having made specific inquiry in connection with the Offer), any of its Trustees or officers is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person with respect to any securities of Con Edison other than as disclosed in this Offer to Purchase.
See "Fees and Expenses."

               CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     In General. The following summary describes certain United States federal income tax consequences relating to the Offer. The summary deals only with Shares held as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") and does not address tax consequences that may be important to investors in special tax situations, such as certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, or shareholders holding the Shares as part of a conversion transaction, as part of a hedging transaction, or as a position in a straddle for tax purposes. Each shareholder should consult a tax advisor with regard to the Offer and the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction.

     Characterization of the Sale. A sale of Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and will be treated as a "sale or exchange", rather than as a distribution by Con Edison with respect to the Shares, if under Section 302 of the Code the sale (i) results in a "complete redemption" of all the stock in Con Edison owned by the shareholder or (ii) is "not essentially equivalent to a dividend" with respect to the shareholder. The receipt of cash by a shareholder will constitute a "complete redemption" if all of the Con Edison stock actually owned by the shareholder and constructively owned by the shareholder under the attribution rules described below is sold pursuant to the Offer. The receipt of cash will be "not essentially equivalent to a dividend" if the sale of Shares results in a "meaningful reduction" in the shareholder's interest in Con Edison stock. A sale of Shares by a shareholder that does not own, actually or constructively, any Con Edison common stock should qualify as "not essentially equivalent to a dividend." In the case of a shareholder who owns $5 Preferred and does not actually or constructively own any Con Edison common stock, "sale or exchange" treatment will be assured if at least 21% of the shares of $5 Preferred actually and constructively owned by the shareholder, rounded upwards to the nearest whole number of shares, are sold pursuant to the Offer. Contemporaneous dispositions or acquisitions of Con Edison stock may be deemed to be part of an integrated transaction which will be taken into account in this connection.

     In applying the foregoing rules, there will be taken into account not only stock actually owned by the shareholder, but also stock constructively owned under the attribution rules of
Section 318 of the Code. Under Section 318, a shareholder may constructively own stock actually owned, and in some cases constructively owned, by certain related individuals or entities and stock which the shareholder has the right to acquire by exercise of an option or conversion right.

     If under Section 302 a sale of the Shares is treated as a "sale or exchange," the tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received and the shareholder's tax basis in the Shares sold. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the Shares have been held for more than one year. If the sale is not so treated as a "sale or exchange", the tendering shareholder will be deemed to have received a dividend in the amount of the cash received to the extent of the shareholder's allocable portion of Con Edison's earnings and profits as determined for federal income tax purposes. Any such dividend would be includible in the gross income of the shareholder as ordinary income in its entirety without reduction for the tax basis of the Shares sold pursuant to the Offer. The shareholder's basis in the Shares sold would be added to such shareholder's basis in any retained Con Edison stock. To the extent that the amount of cash received exceeds the shareholder's allocable portion of Con Edison's earnings and profits, the shareholder's basis will be reduced by the amount of such excess. Any amount received in excess of the shareholder's tax basis will be treated as received in exchange for the shareholder's Con Edison stock.

     Corporate Shareholders. If a sale of Shares is treated as a dividend, a corporate shareholder may be entitled to claim a dividends-received deduction for a portion of the dividend, subject to applicable limitations. Corporate shareholders should consider the effect of Section 246(c) of the Code which disallows the dividends-received deduction with respect to stock that is held for 45 days or less. For this purpose, the length of time a shareholder is deemed to have held stock may be reduced by periods during which the shareholder's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other transactions. Also, if a corporate shareholder has incurred indebtedness directly attributable to an investment in stock, the dividends-received deduction may be reduced. Under tax legislation proposed by the Department of the Treasury on December 7, 1995, the deduction for dividends received, where the corporate shareholder owns less than 20% of the stock of the corporation, would be reduced from 70% of the amount of the dividend to 50%. The proposal would also alter the calculation of the 45-day holding period under Section 246(c). As proposed, these provisions would be effective for dividends received or accrued after January 31, 1996. It is not possible to predict at this time whether these proposals will be enacted and whether the proposed effective date would be retained.

     Any amount received by a corporate shareholder pursuant to the Offer that is treated as a dividend would be likely to constitute an "extraordinary dividend" under Section 1059 of the Code. For this purpose, all dividends received by a shareholder within, and having their ex-dividend dates within, an 85-day period (expanded to a 365-day period in the case of dividends received in such period that in the aggregate exceed 20% of the shareholder's adjusted tax basis in the stock) are aggregated and also treated as extraordinary dividends. Under Section 1059 of the Code a corporate shareholder is required to reduce its basis (but not below
                                 16
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zero) in its stock by the non-taxed portion of the dividend
(i.e., the portion of the dividend for which a deduction is allowed). If such portion exceeds the shareholder's tax basis in its Shares (and its tax basis in any other stock of Con Edison that it owns), the shareholder would be required to treat the excess as gain from the sale of its remaining Shares or other Con Edison stock. Corporate shareholders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer. Under a pending legislative proposal, Section 1059 would be amended to provide for immediate recognition of gain in certain circumstances where the non-taxed portion of the dividend exceeds the basis of the shares surrendered.

     Foreign Shareholders. Con Edison will withhold United States federal income tax at a rate of 30% from gross proceeds paid pursuant to the Offer to foreign shareholders, unless Con Edison determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign shareholder within the United States. In order to claim an exemption from withholding on the ground that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business by a foreign shareholder within the United States, the shareholder must deliver to the Depositary a properly executed Internal Revenue Service Form 4224. A foreign shareholder may be eligible to file for a refund of such tax or a portion of such tax if such shareholder (i) meets the "complete redemption" or "not essentially equivalent to a dividend" tests described above, (ii) is entitled to a reduced rate of withholding pursuant to a treaty and Con Edison withheld at a higher rate, or (iii) is otherwise able to establish that no tax or a reduced amount of tax was due.

     Backup Withholding. See "Terms of the Offer--Procedure for
Tendering Shares" with respect to the application of backup withholding tax.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING SHAREHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES PURSUANT TO THE OFFER.
                                 17
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                          FEES AND EXPENSES

     Lehman Brothers and Smith Barney Inc. will act as Dealer Managers for Con Edison in connection with the Offer. Con Edison has agreed to pay the Dealer Managers an aggregate fee of $0.50 per share for Shares purchased pursuant to the Offer. The Dealer Managers will also be reimbursed by Con Edison for their reasonable out-of-pocket expenses, including attorneys' fees, and will be entitled to indemnification against certain liabilities, including liabilities under the federal securities laws, or to contribution for payments the Dealer Managers may be required to make in respect thereof. The Dealer Managers have rendered, are currently rendering and are expected to continue to render various investment banking and other advisory services to Con Edison. The Dealer Managers have received, and will continue to receive, customary compensation from Con Edison for such services.

     Con Edison will, as provided in Instruction 10 of the Letter of Transmittal, pay the solicitation fee described on the front cover of this Offer to Purchase for Shares tendered and accepted for payment and paid for pursuant to the Offer, covered by a Letter of Transmittal which designates, as having solicited and obtained the tender, the name of (i) any broker or dealer in securities, including the Dealer Managers in their capacity as a broker or dealer, who is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or
(iii) any bank or trust company (each of which is referred to herein as a "Soliciting Dealer"). No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No such fee shall be payable to a Soliciting Dealer with respect to Shares tendered for such Soliciting Dealer's own account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be an agent of Con Edison, the Depositary, the Information Agent or the Dealer Managers for the purposes of the Offer.

     Con Edison has retained The Chase Manhattan Bank, N.A. as Depositary and D.F. King & Co., Inc. as Information Agent in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Depositary and the Information Agent will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses. Con Edison has agreed to indemnify the Depositary and the Information Agent against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

     Other than as described above, Con Edison will not pay any solicitation fees to any broker, dealer, bank, trust company or other person for any Shares purchased in connection with the Offer. Con Edison will reimburse such persons for customary handling and mailing expenses incurred in connection with the Offer.

     Con Edison will pay all stock transfer taxes, if any, payable on account of the acquisition of the Shares by Con Edison pursuant to the Offer, except in certain circumstances where special payment or delivery procedures are utilized pursuant to Instruction 6 of the Letter of Transmittal.

                                 18
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        CERTAIN INFORMATION CONCERNING CON EDISON

     Consolidated Edison Company of New York, Inc. ("Con Edison"), incorporated in New York State in 1884, supplies electric service in all of New York City (except part of Queens) and most of Westchester County. It also supplies gas in Manhattan, The Bronx and parts of Queens and Westchester, and steam in part of Manhattan. Most governmental customers within Con Edison's electric service territory receive electric service through Con Edison's facilities from the New York Power Authority. Con Edison's principal office is located at 4 Irving Place, New York, New York 10003 (Telephone No.:212-460-4600).


                      ADDITIONAL INFORMATION

     Con Edison is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Con Edison has also filed an Issuer Tender Offer Statement on
Schedule 13E-4 with the Commission which includes certain additional information relating to the Offer.

     Such material can be inspected and copied at the public reference room of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the public reference facilities in the Commission's Regional Offices located at Seven World Trade Center, 7th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 120 South Lasalle Street, Chicago, Illinois 60605 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104. Con Edison's Schedule 13E-4 will not be available at the Commission's Regional Offices.


                          MISCELLANEOUS

     The Offer is not being made to, nor will Con Edison accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. Con Edison is not aware of any jurisdiction where the making of the Offer or the tender of Shares would not be in compliance with applicable law. If Con Edison becomes aware of any jurisdiction where the making of the Offer or the tender of Shares is not in compliance with any applicable law, Con Edison will make a good faith effort to comply with such law. If, after such good faith effort, Con Edison cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on Con Edison's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                                 19
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     Facsimile copies of the applicable Letter of Transmittal for the Series of Preferred to be tendered will be accepted. The Letter of Transmittal and certificates for Shares should be sent or delivered by each tendering shareholder of Con Edison or his or her broker, dealer, bank or trust company to the Depositary at one of its addresses set forth below.



                         The Depositary:

                 THE CHASE MANHATTAN BANK, N.A.

           By Mail:                By Overnight Delivery:

           Box 3032                 c/o Chase Securities
    4 Chase MetroTech Ctr.            Processing Corp
      Brooklyn, NY 11245           Ft. Lee Executive Park
                                  1 Executive Dr. - 6th floor
                                      Ft. Lee, NJ 07024


          By Hand:               By Facsimile Transmission:

 (9:00 a.m. - 5:00 p.m.                (201) 592-4372
   New York City Time)
 1 Chase Manhattan Plaza    Information and Confirm by Telephone:
       Floor 1-B
 Nassau and Liberty Streets            (201) 592-4370
    New York, NY 10081


     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at the respective telephone numbers and addresses listed below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent or the Dealer Managers, and such copies will be furnished promptly at Con Edison's expense. Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                      The Dealer Managers:

       LEHMAN BROTHERS                  SMITH BARNEY INC.
       3 World Financial Center         390 Greenwich Street
       New York, New York 10285         New York, New York 10013
       (800) 438-3242                   (800) 655-4811
       Attention: Roy D. Henriksson     Attention: Paul Galant

                     The Information Agent:

                         D.F. KING & CO.
                        77 Water Street
                   New York, New York 10005
                   (800) 549-6650 (Toll-Free)